Exhibit 99

           Tropical Sportswear Announces Management Change

    TAMPA, Fla.--(BUSINESS WIRE)--Sept. 27, 2004--Tropical Sportswear Int'l Corporation (Nasdaq:TSIC) ("TSI"), a designer, producer and marketer of high-quality branded and retailer private branded apparel, announced that Frank Maccarrone has resigned as the company's chief operating officer. He was primarily responsible for sourcing activities. Bill Johnsen, a director at Alvarez & Marsal who has extensive operational experience in a variety of industries, will assume the responsibilities until a new head of sourcing is identified.
    "TSI is working to put in place the talent necessary to take the company to the next level and chart a course for a bright future," said CEO Michael Kagan. "We are pleased that Bill Johnsen, who has been working with TSI for the past several months, will be overseeing our sourcing activities on an interim basis as we seek a strong, experienced individual to head this part of our operations long-term."
    TSI is a designer, producer and marketer of high-quality branded and retailer private branded apparel products that are sold to major retailers in all levels and channels of distribution. Primary product lines feature casual and dress-casual pants, shorts, denim jeans, and woven and knit shirts. Major owned brands include Savane(R), Farah(R), Flyers(TM), The Original Khaki Co.(R), Bay to Bay(R), Two Pepper(R), Royal Palm(R), Banana Joe(R), and Authentic Chino Casuals(R). Licensed brands include Bill Blass(R) and Van Heusen(R). Retailer national private brands that we produce include Puritan(R), George(TM), Member's Mark(R), Sonoma(R), Croft & Barrow(R), St. John's Bay(R), Roundtree & Yorke(R), Geoffrey Beene(R), Izod(R), and White Stag(R). TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced technology to provide retailers with customer, product and market analyses, apparel design, and merchandising consulting and inventory forecasting.

    This press release contains forward-looking statements, which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Management cautions that these statements represent projections and estimates of future performance and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of factors including, without limitation, disruption in the business associated with the change in senior management referenced in this press release, general economic conditions, including but not necessarily limited to, recession or other cyclical effects impacting our customers in the US or abroad, and other risk factors listed from time to time in the Company's reports (including its Annual Report on Form 10-K) filed with the U.S. Securities and Exchange Commission. In addition, the estimated financial results for any period do not necessarily indicate the results that may be expected for any future period, and any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances.

    CONTACT: Linden Alschuler & Kaplan, Inc.
             Media Contact:
             Hannah Arnold, 212-575-4545
             or
             Tropical Sportswear Int'l Corporation, Tampa
             Investor Contact:
             Robin Cohan, 813-249-4900